Exhibit 10.2

SECOND AMENDMENT TO SENIOR SECURED NOTES AND SUBSCRIPTION AGREEMENT

THIS SECOND AMENDMENT TO SENIOR SECURED NOTES AND SUBSCRIPTION AGREEMENT (this “Second Amendment”) is made and entered into as of June 24, 2009 (the “Effective Date”) by and among ADVANCE NANOTECH, INC. (the “Company”) and the holder identified herein (the “Holder”), and is made with reference to the following:

A.           Company and Holder have entered into a Senior Secured Note, a Subscription Agreement and a First Amendment to Senior Secured Notes and Subscription Agreement (as the same may hereafter be amended, modified, extended and/or restated from time to time, the “Senior Note Agreements”).

B.           Company has requested that Holder modify the Senior Note Agreements to reflect an increase in the maximum amount from $1,000,000 to $3,000,000 an extension of the expiration date from June30, 2009 to August 31, 2009 and authorization to add an optional conversion feature at the sole discretion of the Company.

C.            The addition of a provision authorizing the Company’s Board of Directors to reduce its total current membership from 9 to 5, of which one (1) shall be an individual nominated by the Holders.

D.           Holder has agreed to amend the Senior Note Agreements as set forth below and in connection with the execution and delivery of this Second Amendment.

 NOW, THEREFORE, in consideration of the premises and the agreements, conditions and covenants contained herein and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.           Terms Defined in Senior Note Agreements.  All capitalized terms used in this Second Amendment and not otherwise defined herein shall have the meanings assigned to them in the Senior Note Agreements.

2.           For purposes hereof, “Effective Date” means June 24, 2009.

3.           Effective as of the Effective Date, Paragraph 1 of the Senior Secured Note, as amended by the First Amendment, shall be deleted in its entirety and replaced with the following:

FOR VALUE RECEIVED, ADVANCE NANOTECH, INC., a Delaware corporation (hereinafter called “Borrower” or the “Company”), hereby promises to pay to the holders identified in Annex A (the “Holders”), at the respective address set forth in Annex A hereto, or order, without demand, the principal amount, as set forth opposite each Holder’s respective name in Annex A hereto, up to a maximum aggregate principal amount of $3,000,000 (the “Principal”), with accrued and unpaid interest thereon, on August 31, 2009 (the “Maturity Date”), if not paid sooner.

4.           Effective as of the Effective Date, the Subscription Agreement shall be modified to reflect a maturity date of August 31, 2009 under both Option 1 and Option 2.

5.           Effective as of the Effective Date, Section 1.5 of the Senior Secured Note, as amended by the First Amendment, shall be added as follows:

Section 1.5.       Convertibility.  At the election of the Company in its sole discretion and upon the satisfactory completion of certain events as described in this Section 1.5, the principal and interest accrued through the date of conversion under the Senior Secured Notes at any time prior to the Maturity Date, shall be convertible into common shares of the Company at a per share price equal to $0.05 ten days from notice being provided by the Company to the Holder of its intention to do so.

If Holder is also a holder of 8% Senior Secured Convertible Notes and Warrants, then such Holder hereby agrees to conversion of the principal and interest accrued through the date of conversion of Holder’s 8% Senior Secured Convertible Notes  and agrees to waive price protection provisions as set forth in Article II Section 2.1(c)D of the 8% Senior Secured Convertible Note and Section 3.4 of the Common Stock Purchase Warrant upon execution of this Second Amendment. At the election of the Company,  and upon satisfactory completion of certain events as described in this section 1.5, Holder will convert amounts owing under the 8% Senior Secured Convertible Notes and Warrants to common shares based on the following conversion prices:

Conversion Price
Amounts up to 200% of the principal amount of such Holder’s investment in the Senior Secured Note	$0.05
Remaining amounts of 8% Senior Secured Convertible Notes and Warrants	$0.15

 By way of example, for every $1.00 subscribed in the Senior Secured Note (which is convertible at the Company’s election at $.05 per share) the equivalent of $2.00 in the 8% Senior Secured Convertible Notes and Warrants will also convert at $.05. Such Waiver and Conversion Agreement shall become effective only upon satisfaction of the provisions set forth in Section 1.5(a) through 1.5(c).

The amounts owing to Holders under the Senior Secured Notes and Holders who are also holders of 8% Senior Secured Convertible Notes and Warrants shall be convertible as set forth above upon completion of all of the following:

1.5(a)                      Delivery of notice of the Company’s election to convert the amounts outstanding under the Senior Secured Notes

1.5(b)                      Evidence of receipt of consent from 100% of the lenders in the 8% Senior Secured Convertible Notes and Warrants to waive all price protection provisions as set forth in both the 8% Senior Secured Convertible Notes and Warrants

1.5(c)                      Evidence of receipt of conversion notices for at least 75% of all 8% Senior Secured Convertible Notes

6.            Effective on the Effective Date, Section 3.7 of the Senior Secured Note, as amended by the First Amendment, shall be deleted and replaced in its entirety with the following:

3.7          Board Composition.  Within 10 days of the earlier of (i) completion of receipt of subscriptions for $3,000,000 of Senior Secured Notes, including amounts already funded under the Senior Secured Notes or (ii) July 31, 2009, the Company shall take all actions necessary and within its authority under the Company’s existing corporate bylaws to reduce the number of current members of its Board of Directors to  five (5), until which time  one (1) member is appointed by majority vote of the Holders of Senior Secured Notes,  after which the Company will reduce the number of existing members to four so as to have a total board membership of five. In the event that the Company is unable to satisfy this condition within the time period stipulated due to circumstances beyond the Company’s control, including but not limited to requirements set forth in the Company’s corporate bylaws, it shall proceed with the fulfillment of this condition at the earliest possible time.

7.           Conditions Precedent.  The satisfaction of the following shall be conditions precedent to the effectiveness of this Amendment:

7.1         Amendment.  Lender shall have received this Amendment, duly executed by Borrower.

8.           Full Force and Effect.  Except as amended hereby, the Senior Note Documents shall remain unaltered and in full force and effect.

9.           Counterparts.  This First Amendment may be executed in multiple counterparts, each of which shall constitute an original and all of which, taken together, shall constitute but one and the same instrument.

10.         Governing Law.  This First Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have executed this Second Amendment by their respective duly authorized officers as of the date first above written.

“COMPANY”

ADVANCE NANOTECH INC, a Delaware corporation

By:	/s/ Thomas P. Finn
Name:	Thomas P. Finn
Its:	Chief Financial Officer

“HOLDER”

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By:	/s/ Kevin McGrath
Name:	Kevin McGrath

Ingalls & Snyder LLC

By:	/s/ Thomas O. Boucher
Name:	Thomas O. Boucher
Its:	Manager

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